UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2015

NIC Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26621 (Commission File Number)	52-2077581 (I.R.S. Employer Identification No.)

25501 West Valley Parkway, Suite 300
Olathe, Kansas 66061
(Address of principal executive office)(Zip Code)

(877) 234-3468
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2015, NIC Inc. (the “Company”), pursuant to the approval of the Compensation Committee of the Company’s Board of Directors, entered into First Amendment to Key Employee Agreements (the “Amendments”) with the following named executive officers of the Company:   Harry H. Herington, William F. Bradley, Jr., Stephen M. Kovzan, Robert W. Knapp, and Ron E. Thornburgh. Jayne Friedland Holland, Chief Security Officer of the Company who was appointed an Executive Officer in May of 2015, has entered into an employment agreement with the Company on terms consistent with the previously-disclosed employment agreements of the other executive officers.  Ms. Holland also executed an Amendment.

Each of the Amendments is identical and makes the following changes to the executives’ employment agreements: (a) acknowledges the indemnification agreement previously entered into between the Company and the executive, clarifies that the executive shall be an officer covered by the indemnification agreement, and requires that such indemnification agreement be maintained throughout the period of the employment agreement; and (b) clarifies that any notice to the executive from the Company intending to terminate the executive’s employment for cause must include the facts and circumstances that are the basis for the termination.  The other terms of the employment agreements remain unchanged.

The foregoing summary of the Amendments is qualified in its entirety by reference to the full text of the Amendments, a form of which is filed with this report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of NIC Inc. First Amendment to Key Employee Agreement between the Registrant and Executive, dated July 27, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NIC INC.

By:	/s/ Stephen M. Kovzan
Stephen M. Kovzan Chief Financial Officer

Date:  July 28, 2015

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